AIRSCULPT TECHNOLOGIES, INC.
INSIDER TRADING POLICY
______________________________________________________________________________
Policy Principles
1.    Employees, directors, officers and designated contractors and consultants (each a “Covered Person,” and collectively, “Covered Persons”) of AirSculpt Technologies, Inc. (“AirSculpt”)(or any other person or entity subject to this Insider Trading Policy (this “Policy”)) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in securities issued by AirSculpt and/or other entities.
2.    Covered Persons may not trade in AirSculpt’s securities if they are in possession of or otherwise aware of material nonpublic information regarding AirSculpt. In addition, Covered Persons may not engage in transactions in securities of another company with which AirSculpt conducts business, such as a customer, partner, or supplier, if they are in possession of or otherwise aware of material nonpublic information relating to such other company obtained in course of employment with, or services performed on behalf of, AirSculpt.
3.    Covered Persons may not directly or indirectly disclose material nonpublic information outside of AirSculpt, unless the disclosure is made in accordance with a specific AirSculpt policy that authorizes such disclosure.
4.    Covered Persons may not directly or indirectly disclose material nonpublic information to persons within AirSculpt whose jobs do not require them to have that information.
5.    Covered Persons may not directly or indirectly recommend the purchase or sale of any AirSculpt securities.
6.    Covered Persons may not directly or indirectly assist anyone engaged in the above activities.
7.    AirSculpt itself must comply with U.S. securities laws applicable to its own securities trading activities and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material nonpublic information concerning AirSculpt, other than in compliance with applicable law, subject to the policies and procedures adopted by AirSculpt.
8.    Changes to this Policy require approval by AirSculpt’s Board of Directors or a duly appointed committee of the Board of Directors.

Policy Q&A
Policy Scope and Purpose
Q:    Why have an insider trading policy?
A:    During the course of your relationship with AirSculpt, you may receive material information that is not yet publicly available (“material nonpublic information”) about AirSculpt or other companies. Material nonpublic information may give you, or someone to whom you pass that information, an advantage over others when deciding whether to buy, sell, or otherwise transact in AirSculpt’s securities or the securities of another company. This Policy sets forth guidelines with respect to transactions in AirSculpt securities, or the securities issued by other companies by persons subject to this Policy.
Q:    Who is subject to this Policy?
A:    This Policy applies to you and all other Covered Persons. This Policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in AirSculpt’s securities are directed by you or subject to your influence or control, persons who are your economic dependents, and, unless otherwise determined by AirSculpt, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund) (collectively, “Related Persons”). You are responsible for making sure that your Related Persons comply with this Policy.
In addition, if you are an officer or director of AirSculpt, or a designated employee, contractor or consultant of AirSculpt (collectively, “Specified Personnel”), you and your Related Persons are subject to the quarterly trading blackout periods and pre-clearance procedures described below.
This Policy applies also to AirSculpt with respect to transactions in its own securities (particularly repurchases), including persons with oversight responsibility over those AirSculpt transactions.
Q:    Whose responsibility is it to comply with this Policy?
A:    Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about AirSculpt and to not engage in transactions in AirSculpt’s securities while in possession of or otherwise aware of material nonpublic information relating to AirSculpt. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of or otherwise aware of material nonpublic information rests with that individual, and any action on the part of AirSculpt or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by AirSculpt for any conduct prohibited by this Policy or applicable securities laws.
Q:    What transactions are subject to this Policy?
A:    This Policy applies to all transactions in “securities” whether issued by AirSculpt or another entity, as well as derivative securities such as exchange-traded put or call options or swaps. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of AirSculpt’s common stock but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Insider Trading and Material Nonpublic Information
Q:    What is insider trading?
A:    Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If, during the course of your relationship with AirSculpt, you become aware of material nonpublic information about AirSculpt or another company and you trade in AirSculpt’s or such other company’s securities, you may have broken the law and violated this Policy.
Q:    What is material information?
A:    It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material. Furthermore, information could be material because of its expected effect on the price of AirSculpt’s outstanding securities, the securities of another company not related to AirSculpt or the securities of several such companies.
Q:    What are examples of material information?

A:    There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material information. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•projections of future earnings or losses, or other earnings guidance;
•financial results or forecasts;
•acquisitions, dispositions or other strategic transactions;
•events regarding AirSculpt’s (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in AirSculpt’s dividend policies or amounts);
•significant related party transactions
•gain or loss of a license agreement or other contract with suppliers;
•changes or new corporate partner relationships or collaborations;
•major contracts or contract cancellations;
•pricing changes or discount policies;
•new body contouring services or procedures;
•significant health and safety incidents with patients;
•top management or control changes;
•financial restatements or significant write-offs;
•employee layoffs;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in AirSculpt’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
•tender offers or proxy fights;
•actual or threatened major litigation, U.S. Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;
•impending bankruptcy;
•communications with government agencies; and
•the imposition of an event-specific restriction on trading in AirSculpt’s securities or the securities of another company or the extension or termination of such restriction.
Q:    When is information considered public?
A:    The prohibition on trading when you have material nonpublic information lifts once that information becomes “public.” For information to be considered “public,” it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement and digested by the market so the investing public has sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then the information would be considered publicly disseminated by the time trading begins on Friday. If we announce material nonpublic information after trading ends on Wednesday, then information would be considered publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, AirSculpt may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with AirSculpt’s Corporate Disclosure Policy.
    In addition, as discussed further below, Specified Personnel and their Related Persons may not trade common stock of AirSculpt during any trading “blackout” period even if they are not aware of any material nonpublic information. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.
Q:    Who can be guilty of insider trading?
A:    Anyone who buys or sells a security while in possession of or otherwise aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at AirSculpt. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.
Q:    What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A:    The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to AirSculpt, or any other entity whose equity securities you are trading, at the time of the transaction.
Q:    Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?
A:    No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve AirSculpt’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q:    What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?
A:    That is called “tipping.” You are the “tipper,” and the other person is called the “tippee.” If the tippee buys or sells while in possession of that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about AirSculpt or another company with anyone outside AirSculpt, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with AirSculpt’s policies regarding the protection or authorized external disclosure of information regarding AirSculpt). This includes anonymous discussions on the internet about AirSculpt or companies with which AirSculpt does business. Advising others to trade while in possession of material nonpublic information is illegal and squarely prohibited by this Policy.
You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no Covered Person (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell AirSculpt’s securities at any time or (b) disclose material nonpublic information to persons within AirSculpt whose jobs do not require them to have that material nonpublic information, or outside of AirSculpt to other persons (unless the disclosure is made in accordance with AirSculpt’s policies regarding the protection or authorized external disclosure of information regarding AirSculpt).
Q:    What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?
A:    That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell AirSculpt’s common stock or any derivative security related to AirSculpt’s common stock, since that could be a form of tipping.
Q:    Do the provisions of this Policy or the insider trading laws apply to me if I work outside the U.S. or trade in securities on a foreign exchange?
A:    Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, the US insider trading laws may in certain circumstances apply to trading securities issued by a foreign company and traded on a foreign exchange. In any event, our policies apply to you, as a Covered Person, no matter where you work.

Q:    So if I do not trade AirSculpt securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A:    Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, directors, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending AirSculpt stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our directors, employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire Policy carefully.
Q:    Are there any exceptions to this policy?
A:    Bona fide gifts for estate planning purposes, including gifts to a trust, family limited partnership, charitable foundation or similar entity, as long as you or members of your immediate family remain the sole beneficiaries of the transferred shares and the terms of the transfer ensure that the shares remain subject to the same restrictions that apply to you under this Policy, are not subject to this Policy’s restrictions.
A Covered Person who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Financial Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Financial Officer concludes that the person is not in fact aware of any material nonpublic information relating to AirSculpt or its securities, and there appears to be no significant risk that the trade may subsequently be questioned. An exception will not be granted during an event-specific trading blackout.
Q:    What tax withholding transactions are not restricted by this Policy?
A:    This Policy does not apply to the surrender of shares directly to AirSculpt to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units (“RSUs”) issued by AirSculpt. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
Q:    Can I effect a sell-to-cover transaction upon an option exercise or RSU vesting?
A:    You may not act to voluntarily sell shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. With respect to options, as noted above, you may not voluntarily effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information. With respect to RSUs, you may not voluntarily sell shares upon issuance; however, if AirSculpt requires you to sell shares to satisfy tax withholdings obligations at issuance, that would be allowed under this policy.

Blackout Periods
Q:    What is a quarterly trading blackout period?
A:    To minimize the appearance of insider trading by the Specified Personnel and their Related Persons, we have established quarterly trading blackout periods (as defined below) during which they — regardless of whether they are in possession of material nonpublic information or not — may not conduct any trades in AirSculpt securities. That means that, except as described in this Policy, all Specified Personnel and their Related Persons will be able to trade in AirSculpt securities only during limited open trading window periods that generally will begin after two (2) full trading days have elapsed since the public dissemination of AirSculpt’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in AirSculpt securities if you are in fact in possession of or otherwise aware of material nonpublic information.
Q:    What are AirSculpt’s quarterly trading blackout periods?
A:    Each “quarterly trading blackout period” will generally begin at the start of the 8th day of the third month of each fiscal quarter (or, if that day is not a trading day, then the end of the preceding trading day) and end after two (2) full trading days have elapsed since the public dissemination of AirSculpt’s financial results for that quarter (e.g., time of the earnings call).
Q:    Can AirSculpt’s quarterly trading blackout periods change?
A.    The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Financial Officer, there exists undisclosed information that would make trades by Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
Q:    Does AirSculpt have blackout periods other than quarterly trading blackout periods?
A:    Yes. From time to time, an event may occur that is material to AirSculpt and is known by only a few officers, directors, employees, contractors and/or consultants. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer may not trade in AirSculpt’s securities. In that situation, AirSculpt will notify the designated individuals that neither they nor their Related Persons may trade in AirSculpt’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.
Q:    If I am subject to a blackout period and I have an open order to buy or sell AirSculpt securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A:    No, unless it is in connection with a Rule 10b5-1 Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a Rule 10b5-1 Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a Rule 10b5-1 Plan, you will have violated this Policy and may also have violated insider trading laws.
Q:    Am I subject to trading blackout periods if I am no longer an employee, officer director, contractor or consultant of AirSculpt?
A:    It depends. If your employment with AirSculpt ends during a trading blackout period applicable to you, you will be subject to the remainder of that trading blackout period and you may not trade AirSculpt’s securities or the securities of other applicable companies until the trading blackout period has ended. If your employment with AirSculpt ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave AirSculpt, you should not trade in AirSculpt securities or the securities of other applicable companies if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.
Q:    Can I exercise options granted to me by AirSculpt, or participate in an AirSculpt employee stock purchase plan, during a trading blackout period or when I possess or am otherwise aware of material nonpublic information?
A:    As a general matter, you may purchase shares by exercising your options or participating in an AirSculpt employee stock purchase plan, but you may not tender or sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period applicable to you or at any time that you are aware of material nonpublic information. To be clear, you may not tender shares for net-settlement of options or effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period applicable to you or at any time that you are aware of material nonpublic information. This policy also applies to an employee’s initial election to participate in AirSculpt’s employee stock purchase plan (“ESPP”), changes to an employee’s election to participate in the ESPP for any enrollment period, or to the subsequent sale of the stock acquired pursuant to the ESPP.
Q:    What are the rules that apply to Rule 10b5-1 Plans?

A:    Rule 10b5-1 of the Securities Act of 1934, as amended (the “Exchange Act”) provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a written trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, AirSculpt securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be pre-approved by the Chief Financial Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party and, once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
Persons subject to this Policy may only have one outstanding Rule 10b5-1 Plan at any one time (subject to certain exceptions). All Rule 10b5-1 Plans must have a “cooling off period,” the length of which will depend on the status of the person subject to this Policy. For directors and executive officers, the applicable “cooling off period” is the later of (x) ninety (90) days after the adoption and (y) three (3) business days following the disclosure of AirSculpt’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum of 120 days. For all other Covered Persons, the applicable “cooling off period” is at least thirty (30) days from the time the trading plan is executed to the time of the first trade pursuant to the plan. AirSculpt does not permit a Rule 10b5-1 Plan to be entered into during a blackout period. Any plan participant must act in good faith with respect to their Rule 10b5-1 Plan.
Rule 10b5-1 Plans will be considered by the Chief Financial Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Chief Financial Officer for approval at least five (5) days prior to the entry into the Rule 10b5-1 Plan. The adoption, modification, or cancellation of any Rule 10b5-1 Plan must be approved by the Chief Financial Officer.
Margin Accounts, Pledging Shares, Hedging and Other Speculation in AirSculpt Common Stock
Q:    Can I purchase AirSculpt securities on margin or hold them in a margin account?
A:    No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase our common stock on margin or hold it in a margin account at any time.
Q:    Can I pledge my AirSculpt shares as collateral for a loan?

A:    No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.
Q:    Can I hedge my ownership position in AirSculpt?
A:    No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by this Policy.
Q:    Why are hedging transactions prohibited?
A:    Such transactions may permit a person subject to this Policy to continue to own AirSculpt’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as AirSculpt’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.
Q:    Am I allowed to trade derivative securities of AirSculpt common stock?
A:    No. You may not trade in derivative securities related to AirSculpt’s common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of our common stock or in any other inherently speculative transactions with respect to AirSculpt’s securities at any time.
Q:    What are derivative securities?
A:    “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of this Policy.
Q:    What is short selling?
A:    “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
Q:    Why does AirSculpt prohibit trading in derivative securities and short selling?
A:    Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.
Q:    What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?
A:    The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period applicable to you or at any time that you are aware of material nonpublic information.
Q:    What are the concerns about standing and limit orders?
A:    Standing and limit orders are instructions to purchase or sell securities once the value of those securities reaches a certain price. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts, since there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of or otherwise aware of material nonpublic information. AirSculpt therefore discourages placing standing or limit orders on AirSculpt’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Rule 10b5-1 Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “quarterly trading blackout periods” and “event-specific trading blackouts” outlined above.
Pre-Clearance of Transactions in AirSculpt Common Stock
Q:    Who is required to pre-clear and provide advance notice of transactions?
A:    In addition to the requirements above, all Specified Personnel and Related Persons face a further restriction: Even during an open trading window, they may not engage in any transaction in AirSculpt’s securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer at least two (2) business days in advance of the proposed transaction. The Chief Financial Officer will then determine whether the transaction may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within ten (10) business days after approval will require new pre-clearance. AirSculpt may choose to shorten this period. A previously submitted and approved Rule 10b5-1 Plan shall constitute advance notice and pre-clearance for purposes of this Policy.
Q:    Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?

A:    Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Chief Financial Officer. Once any transaction takes place, the officer, director, or applicable member of management must immediately notify the Chief Financial Officer so that AirSculpt may assist in any Section 16 reporting obligations.
Q:    What additional requirements apply to individuals subject to Section 16?
A:    Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5) and any notices of sale required by Rule 144.
Other Information
Q:    What happens if I violate this Policy?
A:    Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with AirSculpt.
Q:    What are the sanctions if I trade on material nonpublic information or tip off someone else?
A:    In addition to disciplinary action by AirSculpt—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three (3) times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three (3) times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by AirSculpt personnel. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.
Q:    What is “loss avoided”?
A:    If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q:    Who should I contact if I have questions about this Policy or specific trades?
A:    You should contact AirSculpt’s Chief Financial Officer.
Q:    Do changes to this Policy require approval by AirSculpt’s Board of Directors?
A:    Yes. Changes to this Policy require approval by AirSculpt’s Board of Directors or a duly appointed committee of the Board of Directors.

Acknowledgement and Certification
All Covered Persons are required to sign the attached acknowledgement and certification.

* * * *

Adopted by the Board of Directors: November 2, 2021
Amended by the Board of Directors: March 4, 2025

AirSculpt Technologies, Inc.
Insider Trading Policy
Acknowledgment and Certification

To: AirSculpt Technologies, Inc.
I, ________________________, have received and read a copy of the AirSculpt Technologies, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with AirSculpt Technologies, Inc. I understand that the policy constitutes a material term of my employment or other service relationship with AirSculpt Technologies, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)